Exhibit 99.1

MRC Global Announces Third Quarter 2020 Results

Sales of $585 million, a 3% sequential decline

Net loss attributable to common shareholders of $(3) million or $(8) million, as adjusted

Diluted loss per common share of $(0.04) or $(0.10), as adjusted

Adjusted Gross Profit percentage of 19.7%

Adjusted EBITDA of $24 million

Cash Flow from Operations of $94 million for the quarter and $178 million year-to-date

Net debt of $369 million, a sequential reduction of $86 million and $150 million year-to-date

Total available liquidity of $477 million

Houston, TX – October 28, 2020 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related infrastructure products and services to the energy industry, today announced third quarter 2020 results.

The company’s sales were $585 million for the third quarter of 2020, which was 3% lower than the second quarter of 2020 and 38% lower than the third quarter of 2019. Sequentially, the downstream and industrial and the gas utilities sectors each experienced an increase in sales while the upstream production and the midstream pipeline sectors each experienced a decline. As compared to the third quarter of 2019, the decrease was across all sectors and segments as the impact of the COVID-19 pandemic and lower commodity prices significantly reduced customer spending.

Net loss attributable to common stockholders for the third quarter of 2020 was $(3) million, or $(0.04) per diluted share, as compared to the third quarter of 2019 net income of $15 million, or $0.18 per diluted share. Adjusted net loss attributable to common stockholders for the third quarter of 2020 was $(8) million, or $(0.10) per diluted share, compared to adjusted net income of $17 million, or $0.21 per diluted share for the third quarter of 2019. Please refer to the reconciliation of adjusted net income (loss) (a non-GAAP measure) to net income (loss) (a GAAP measure) included in this release.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “The resiliency of our business model, which focuses on diversified sectors, was evident this quarter. Two of our sectors, gas utilities and downstream and industrial, which make-up 68% of our third quarter revenue, were both up sequentially. As a result, total revenue was down only 3% sequentially this quarter, better than expectations. In September, e-commerce revenue as a percentage of North America revenue reached 48%, an all-time high for our company as we continue to invest in this technology platform. We continue to focus on managing the business through these difficult market conditions by aggressively reducing costs, generating cash and reducing debt.

"We are on-track to exceed all the goals we initially laid out earlier in the year. In the first nine months, we generated $178 million of cash from operations and reduced net debt by $150 million to a current balance of $369 million. For the full year, we expect to generate cash flow from operations greater than $220 million and end the year with a net debt balance less than $300 million, as a result of the additional cash generated in the fourth quarter and sales proceeds related to recent real estate transactions. This quarter we closed or consolidated 9 more facilities for a total of 22 this year with plans to close 6 more in the fourth quarter for a total of 28 in 2020. We also expect to achieve over $110 million of normalized cost savings in 2020 as compared to 2019, with approximately two-thirds of these cost savings being structural in nature, positioning the company to take advantage of the eventual market recovery,” Mr. Lane added.

MRC Global’s third quarter 2020 gross profit was $114 million, or 19.5% of sales as compared to the third quarter of 2019 gross profit of $174 million, or 18.5% of sales. Gross profit for the third quarter of 2020 and 2019 reflects income of $11 million and $2 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting. Adjusted gross profit, which excludes the impact of LIFO, for the third quarter of 2020 was $115 million or 19.7% of revenue.

Selling, general and administrative (SG&A) expenses were $100 million, or 17.1% of sales, for the third quarter of 2020 compared to $137 million, or 14.5% of sales, for the same period of 2019. Adjusted SG&A of $97 million for the third quarter of 2020 excludes the net impact of severance and restructuring charges of $5 million and the recovery of a $2 million supplier bad debt previously written off.

Income tax expense was $5 million for the three months ended September 30, 2020 as compared to $8 million for the three months ended September 30, 2019. The effective tax rates were 63% and 28% for the three months ended September 30, 2020 and 2019, respectively. The company’s rates generally differ from the U.S. federal statutory rate of 21% as a result of state income taxes and differing foreign income tax rates. The effective tax rate for three months ended September 30, 2020 was higher primarily due to losses in foreign jurisdictions with no corresponding tax benefit and the reversal of a current year net operating loss benefit recognized in a prior quarter but no longer expected to be realized.

Please refer to the reconciliation of non-GAAP measures (adjusted gross profit, adjusted SGA, adjusted EBITDA) to GAAP measures (gross profit, SG&A, net income) in this release.

Sales by Segment

U.S. sales in the third quarter of 2020 were $463 million, down $300 million, or 39%, from the same quarter in 2019. Gas utilities’ sector sales were down $9 million, or 4%, primarily due to non-recurring work, partially offset by recent market share gains and certain customers increasing activity levels as they recover from pandemic restrictions. Downstream and industrial sector sales declined $87 million, or 40%, due to delayed or reduced maintenance spending from lower demand as well as non-recurring turnarounds. Upstream production sector sales decreased by $128 million, or 68% primarily due to reduced spending by customers and a 74% reduction in well completions. Midstream pipeline sector sales declined $76 million, or 54% due to lower production levels and reduced demand for infrastructure.

Canadian sales in the third quarter of 2020 were $27 million, down $30 million, or 53%, from the same quarter in 2019 driven primarily by the upstream production sector, which was adversely affected by the pandemic and associated reduced demand.

International sales in the third quarter of 2020 were $95 million, down $27 million, or 22%, from the same period in 2019 driven primarily by reduced spending in the upstream sector followed by the downstream and industrials sector due to the lower activity levels associated with reduced demand. Stronger foreign currencies relative to the U.S. dollar favorably impacted sales by $2 million or 2%.

All sales were adversely impacted by the COVID-19 pandemic and the related mitigation measures, which negatively affected demand for energy products.

Sales by Sector

Gas utilities sector sales in the third quarter of 2020 were $208 million, or 36% of total sales, a decline of $8 million, or 4%, from the third quarter of 2019. Sequentially, the gas utilities sector sales were 1% higher due to market share gains and some customers increasing spending post pandemic restrictions.

Downstream and industrial sector sales in the third quarter of 2020 were $185 million, or 32% of total sales, a decrease of $100 million, or 35%, from the third quarter of 2019. Sequentially, downstream sector sales were up 5% as customers completed repair, maintenance and turnaround work post pandemic restrictions.

Upstream production sector sales in the third quarter of 2020 were $118 million, or 20% of total sales, a decline of $169 million, or 59%, from the third quarter of 2019. The decrease in upstream production sales was across all segments led by the U.S. segment.

Midstream pipeline sector sales in the third quarter of 2020 were $74 million, or 12% of total sales, a reduction of $80 million, or 52%, from the third quarter of 2019 driven by the U.S. segment.

Balance Sheet

The cash balance was $40 million and debt, net of cash, was $369 million at September 30, 2020. Cash provided by operations was $94 million in the third quarter of 2020 and $178 million for the nine months ended September 30, 2020. Excess availability under the company’s asset-based lending facility was $437 million and available liquidity was $477 million.

COVID-19 Pandemic Impact

The COVID-19 pandemic and related mitigation measures have created significant volatility and uncertainty in the oil and gas industry. Oil demand has significantly deteriorated as a result. The unparalleled demand destruction has resulted in lower spending by customers and reduced demand for the company’s products and services. Although we have seen a modest improvement in oil demand, uncertainty exists as to when a more significant recovery will occur.

As a critical supplier to the global energy infrastructure and an essential business, the company has remained operational with no closures to any facilities. The company currently has 11 COVID-19 illnesses reported, down from 27 in the second quarter of 2020 and only 0.4% of our global workforce. MRC Global has implemented various safety measures for employees working in the company’s facilities and implemented remote working for those whose jobs permit it. MRC Global is committed to a safe working environment for all employees and is constantly monitoring its response in the locations where the company operates.

From a supply chain perspective, the effects have moved around the globe as the virus has spread. Given the company’s inventory position and the reduced demand, the company has fulfilled orders with little disruption. However, if shutdowns are re-established, order fulfillment risk could increase.

Conference Call

The company will hold a conference call to discuss its third quarter 2020 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on October 29, 2020. To participate in the call, please dial 412-902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through November 12, 2020 and can be accessed by dialing 201-612-7415 and using pass code 13709094#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

MRC Global is the largest distributor of pipe, valves and fittings (PVF) and other infrastructure products and services to the energy industry, based on sales. Through approximately 230 service locations worldwide, approximately 2,700 employees and with nearly 100 years of history, MRC Global provides innovative supply chain solutions and technical product expertise to customers globally across diversified end-markets including the upstream production, midstream pipeline, gas utility and downstream and industrial. MRC Global manages a complex network of over 200,000 SKUs and 10,000 suppliers simplifying the supply chain for its over 12,000 customers. With a focus on technical products, value-added services, a global network of valve and engineering centers and an unmatched quality assurance program, MRC Global is the trusted PVF expert. Find out more at www.mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “intend,” “believes,” "on-track," “well positioned,” “strong position,” “looking forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; U.S. and international general economic conditions; the company's ability to compete successfully with other companies in MRC Global's industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company's suppliers; the company's lack of long-term contracts with most of its suppliers; suppliers' price reductions of products that the company sells, which could cause the value of the company's inventory to decline;  decreases in steel prices, which could significantly lower MRC Global's profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company's lack of long-term contracts with many of its customers and the company's lack of contracts with customers that require minimum purchase volumes;  changes in the company's customer and product mix;  risks related to the company's customers' creditworthiness; the success of the company's acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company's business and whether these acquisitions will yield their intended benefits; the company's significant indebtedness;  the dependence on the company's subsidiaries for cash to meet its obligations;  changes in the company's credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted or imposed; significant substitution of alternative fuels for oil and gas; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company's insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; adverse health events such as a pandemic; interruption in the proper functioning of the company's information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of the company’s goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to the company's intention not to pay dividends; and risks arising from compliance with and changes in law in the countries in which we operate, including (among others) changes in tax law, tax rates and interpretation in tax laws.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investor Relations page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	September 30,	December 31,
	2020	2019

Assets
Current assets:
Cash	$40	$32
Accounts receivable, net	343	459
Inventories, net	582	701
Other current assets	29	26
Total current assets	994	1,218

Long-term assets:
Operating lease assets	168	186
Property, plant and equipment, net	128	138
Other assets	16	19

Intangible assets:
Goodwill, net	264	483
Other intangible assets, net	235	281
	$1,805	$2,325

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$293	$357
Accrued expenses and other current liabilities	86	91
Operating lease liabilities	34	34
Current portion of long-term debt	4	4
Total current liabilities	417	486

Long-term liabilities:
Long-term debt, net	405	547
Operating lease liabilities	160	167
Deferred income taxes	80	91
Other liabilities	41	37

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 106,284,968 and 105,624,750 issued, respectively	1	1
Additional paid-in capital	1,736	1,731
Retained deficit	(770)	(483)
Less: Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(245)	(232)
	347	642
	$1,805	$2,325

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2020	2019	2020	2019

Sales	$585	$942	$1,981	$2,896
Cost of sales	471	768	1,640	2,374
Gross profit	114	174	341	522
Selling, general and administrative expenses	100	137	352	409
Goodwill and intangibles impairment	-	-	242	-
Operating income (loss)	14	37	(253)	113
Other (expense) income:
Interest expense	(7)	(10)	(22)	(31)
Other, net	1	2	(1)	3

Income (loss) before income taxes	8	29	(276)	85
Income tax expense (benefit)	5	8	(7)	22
Net income (loss)	3	21	(269)	63
Series A preferred stock dividends	6	6	18	18
Net (loss) income attributable to common stockholders	$(3)	$15	$(287)	$45

Basic (loss) income per common share	$(0.04)	$0.18	$(3.50)	$0.54
Diluted (loss) income per common share	$(0.04)	$0.18	$(3.50)	$0.53
Weighted-average common shares, basic	82.1	82.7	81.9	83.4
Weighted-average common shares, diluted	82.1	83.4	81.9	84.2

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended
	September 30,	September 30,
	2020	2019

Operating activities
Net (loss) income	$(269)	$63
Adjustments to reconcile net (loss) income to net cash provided by operations:
Depreciation and amortization	15	16
Amortization of intangibles	20	33
Equity-based compensation expense	8	12
Deferred income tax benefit	(10)	(5)
Decrease in LIFO reserve	(20)	(3)
Goodwill and intangible asset impairment	242	-
Lease impairment and abandonment	15	-
Inventory-related charges	34	-
Provision for uncollectible accounts	3	2
Other	3	2
Changes in operating assets and liabilities:
Accounts receivable	110	(4)
Inventories	102	56
Other current assets	(3)	-
Accounts payable	(63)	(3)
Accrued expenses and other current liabilities	(9)	(35)
Net cash provided by operations	178	134

Investing activities
Purchases of property, plant and equipment	(8)	(12)
Other investing activities	1	2
Net cash used in investing activities	(7)	(10)

Financing activities
Payments on revolving credit facilities	(655)	(786)
Proceeds from revolving credit facilities	519	733
Payments on long-term obligations	(5)	(3)
Purchase of common stock	-	(63)
Dividends paid on preferred stock	(18)	(18)
Repurchases of shares to satisfy tax withholdings	(3)	(6)
Other	-	1
Net cash used in financing activities	(162)	(142)

Increase (decrease) in cash	9	(18)
Effect of foreign exchange rate on cash	(1)	-
Cash -- beginning of period	32	43
Cash -- end of period	$40	$25

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment and Sector

Three Months Ended
September 30,
	U.S.	Canada	International	Total
2020
Gas utilities	$206	$2	$-	$208
Downstream & industrial	131	4	50	185
Upstream production	61	17	40	118
Midstream pipeline	65	4	5	74
	$463	$27	$95	$585
2019
Gas utilities	$215	$1	$-	$216
Downstream & industrial	218	7	60	285
Upstream production	189	43	55	287
Midstream pipeline	141	6	7	154
	$763	$57	$122	$942

Nine Months Ended
September 30,
	U.S.	Canada	International	Total
2020
Gas utilities	$605	$10	$-	$615
Downstream & industrial	447	12	153	612
Upstream production	266	72	136	474
Midstream pipeline	257	11	12	280
	$1,575	$105	$301	$1,981
2019
Gas utilities	$663	$14	$-	$677
Downstream & industrial	667	18	176	861
Upstream production	583	130	170	883
Midstream pipeline	435	21	19	475
	$2,348	$183	$365	$2,896

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
Type	2020	2019	2020	2019
Line pipe	$63	$153	$243	$468
Carbon fittings and flanges	76	145	264	456
Total carbon pipe, fittings and flanges	139	298	507	924
Valves, automation, measurement and instrumentation	230	362	802	1,125
Gas products	131	147	379	425
Stainless steel and alloy pipe and fittings	29	43	96	135
General products	56	92	197	287
	$585	$942	$1,981	$2,896

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	September 30,	Percentage	September 30,	Percentage
	2020	of Revenue	2019	of Revenue

Gross profit, as reported	$114	19.5%	$174	18.5%
Depreciation and amortization	5	0.9%	5	0.5%
Amortization of intangibles	7	1.2%	11	1.2%
Decrease in LIFO reserve	(11)	(1.9)%	(2)	(0.2)%
Adjusted Gross Profit	$115	19.7%	$188	20.0%

	Nine Months Ended
	September 30,	Percentage	September 30,	Percentage
	2020	of Revenue	2019	of Revenue

Gross profit, as reported	$341	17.2%	$522	18.0%
Depreciation and amortization	15	0.8%	16	0.6%
Amortization of intangibles	20	1.0%	33	1.1%
Decrease in LIFO reserve	(20)	(1.0)%	(3)	(0.1)%
Inventory-related charges (1)	34	1.7%	-	0.0%
Adjusted Gross Profit	$390	19.7%	$568	19.6%

Notes to above:

(1)	Non-cash charges (pre-tax) recorded in the second quarter of 2020 for inventory recorded in cost of goods sold. Charges of $19 million in the U.S. and $1 million in Canada relate to excess and obsolete inventory as a result of the current market outlook for certain products. International segment charges of $14 million relate to increased reserves for excess and obsolete inventory as well as the exit of the Thailand business.

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses to

Adjusted Selling, General and Administrative Expenses (a non-GAAP measure)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2020	2019	2020	2019

Selling, general and administrative expenses	$100	$137	$352	$409
Severance and restructuring (1)	(5)	(5)	(12)	(5)
Facility closures (2)	-	-	(15)	-
Recovery of supplier bad debt (3)	2	-	2	-
Adjusted selling, general and administrative expenses	$97	$132	$327	$404

(1)	Charges (pre-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives in the second and third quarters of 2020 as well as the third quarter of 2019. Charges of $5 million were recorded in the third quarter of 2020 with $3 million in the International segment, $1 million in the U.S. segment and $1 million in the Canada segment. Charges of $7 million were recorded in the second quarter 2020 with $6 million in the U.S. segment and $1 million in the International segment. Charges of $5 million were recorded in the third quarter of 2019 in the U.S. segment.
(2)	Charges (pre-tax) of $15 million for lease impairments and abandonments related to facility closures, substantially non-cash, recorded in the second quarter of 2020. $12 million is recorded in the International segment, $2 million in the U.S. segment and $1 million in Canada segment.
(3)	Income (pre-tax) related to the collection of a product claim from a foreign supplier.

The company defines Adjusted Selling, general and administrative (SG&A) expenses as SG&A, less severance and restructuring expenses, facility closures plus the recovery of supplier bad debt. The company presents Adjusted SG&A because the company believes it is a useful indicator of the company’s operating performance without regard to items that can vary substantially from company to company. The company presents Adjusted SG&A because the company believes Adjusted SG&A is a useful indicator of the company’s operating performance. Among other things, Adjusted SG&A measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. The company uses Adjusted SG&A as a key performance indicator in managing its business. The company believes that SG&A is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted SG&A.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2020	2019	2020	2019

Net income (loss)	$3	$21	$(269)	$63
Income tax expense (benefit)	5	8	(7)	22
Interest expense	7	10	22	31
Depreciation and amortization	5	5	15	16
Amortization of intangibles	7	11	20	33
Goodwill and intangible asset impairment (1)	-	-	242	-
Inventory-related charges (2)	-	-	34	-
Facility closures (3)	-	-	18	-
Severance and restructuring (4)	5	5	12	5
Decrease in LIFO reserve	(11)	(2)	(20)	(3)
Equity-based compensation expense (5)	3	5	8	12
Gain on early extinguishment of debt (6)	-	-	(1)	-
Recovery of supplier bad debt (7)	(2)	-	(2)	-
Foreign currency losses (gains)	2	(1)	3	(1)
Adjusted EBITDA	$24	$62	$75	$178

Notes to above:

(1)	Non-cash charges (pre-tax) recorded in the second quarter of 2020 for the impairment of $217 million for goodwill and $25 million for the U.S. indefinite-lived tradename asset. The goodwill impairment consisted of $177 million for the U.S. segment and $40 million for the International segment, resulting in a $0 balance for the International segment.
(2)	Non-cash charges (pre-tax) recorded in the second quarter of 2020 for inventory recorded in cost of goods sold. Charges of $19 million in the U.S. and $1 million in Canada relate to excess and obsolete inventory as a result of the current market outlook for certain products. International segment charges of $14 million relate to increased reserves for excess and obsolete inventory as well as the exit of the Thailand business.
(3)	Charges (pre-tax) of $15 million for lease impairments and abandonments related to facility closures, substantially non-cash, recorded in SG&A. $12 million is recorded in the International segment, $2 million in the U.S. segment and $1 million in Canada segment. Also included are $3 million of non-cash (pre-tax) charges for the write-down of assets for facilities in Canada ($2 million) and International, recorded in Other expense. All charges were recorded in the second quarter of 2020.
(4)	Charges (pre-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A in the second and third quarters of 2020 as well as the third quarter of 2019. Charges of $5 million were recorded in the third quarter of 2020 with $3 million in the International segment, $1 million in the U.S. segment and $1 million in the Canada segment. Charges of $7 million were recorded in the second quarter 2020 with $6 million in the U.S. segment and $1 million in the International segment. Charges of $5 million were recorded in the third quarter of 2019 in the U.S. segment.
(5)	Recorded in SG&A.
(6)	Charges (pre-tax) related to the purchase of the Term Loan recorded in Other, net.
(7)	Income (pre-tax) recorded in SG&A related to the collection of a product claim from a foreign supplier.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including intangible assets and inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	September 30, 2020
	Three Months Ended		Nine Months Ended
	Amount	Per Share	Amount	Per Share*

Net loss attributable to common stockholders	$(3)	$(0.04)	$(287)	$(3.50)
Goodwill and intangible asset impairment, net of tax (1)	-	-	234	2.86
Inventory-related charges, net of tax (2)	-	-	29	0.35
Facility closures, net of tax (3)	-	-	16	0.20
Severance and restructuring, net of tax (4)	5	0.06	10	0.12
Recovery of supplier bad debt, net of tax (5)	(2)	(0.02)	(2)	(0.02)
Decrease in LIFO reserve, net of tax	(8)	(0.10)	(15)	(0.18)
Adjusted net loss attributable to common stockholders	$(8)	$(0.10)	$(15)	$(0.18)

	September 30, 2019
	Three Months Ended		Nine Months Ended
	Amount	Per Share	Amount	Per Share

Net income attributable to common stockholders	$15	$0.18	$45	$0.53
Severance and restructuring, net of tax (4)	4	0.05	4	0.05
Decrease in LIFO reserve, net of tax	(2)	(0.02)	(2)	(0.02)
Adjusted net income attributable to common stockholders	$17	$0.21	$47	$0.56

Notes to above:

* does not foot due to rounding

(1)	Non-cash charges (after-tax) recorded in the second quarter of 2020 for the impairment of $215 million for goodwill and $19 million for the U.S. indefinite-lived tradename asset. The after-tax goodwill impairment consisted of $175 million for the U.S. segment and $40 million for the International segment, resulting in a $0 balance for the International segment.
(2)	Charges (after-tax) recorded in the second quarter of 2020 for inventory recorded in cost of goods sold. Charges (after-tax) of $15 million in the U.S. relate to excess and obsolete inventory as a result of the current market outlook for certain products. International segment charges (after-tax) of $14 million relate to increased reserves for excess and obsolete inventory as well as the exit of the Thailand business.
(3)	Charges (after-tax) of $14 million for lease impairments and abandonments related to facility closures, substantially non-cash, recorded in SG&A. $11 million is recorded in the International segment, $2 million in the U.S. segment and $1 million in Canada segment, each after-tax. Also includes $2 million of non-cash (after-tax) charges for the write-down of assets for facilities in Canada ($2 million) and International, recorded in Other expense. All charges were recorded in the second quarter of 2020.
(4)	Charges (after-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A in the second and third quarters of 2020. Charges of $5 million were recorded in the third quarter 2020 with $3 million in the International segment, $1 million in the U.S. segment and $1 million in the Canada segment. Charges of $5 million were recorded in the second quarter 2020 with $4 million in the U.S. segment and $1 million in the International segment. Charges of $5 million were recorded in the third quarter of 2019 in the U.S. segment.
(5)	Income (after-tax) recorded in SG&A related to the collection of a product claim from a foreign supplier.

The company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders less after-tax goodwill and intangible impairment, inventory-related charges, facility closures, severance and restructuring, plus or minus the after-tax impact of its LIFO inventory costing methodology. The company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

# # #